FOR IMMEDIATE RELEASE
GSE SOLUTIONS ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

Columbia, MD – July 22, 2020 - GSE Systems, Inc. (“GSE Solutions”, “GSE” or “the Company”) (Nasdaq: GVP),  a leader in delivering and supporting end-to-end training, engineering, compliance, simulation and workforce solutions to the power industry, announced today its financial results for the three months ended March 31, 2020.

Financial overview for Q1 2020
•	Revenue of $17.7 million, compared to $22.2 million in Q1 2019
•	Gross profit of $4.1 million, compared to $4.7 million in Q1 2019
•	Net loss of $(6.3) million or $(0.31) per diluted share in Q1 2020, compared to net loss of $(4.3) million or $(0.22) per diluted share in Q1 2019
•	Adjusted net loss[1] of $(911) thousand or $(0.04) per diluted share in Q1 2020, compared to adjusted net income of $504 thousand or $0.02 per diluted share in Q1 2019
•	Adjusted EBITDA[1] of $(617) thousand, compared to $249 thousand in Q1 2019
•	Cash provided by operations of $1.6 million, compared to cash used in operations of $(586) thousand in Q1 2019
•	Repaid $5.2 million of long-term debt during Q1 2020
•	New orders of $19.6 million

At March 31, 2020
•	Cash and cash equivalents of $11.4 million
•	Total indebtedness of $16.8 million
•	Working capital totaled $(4.9) million and current ratio equaled 0.8x
•	Backlog of $54.0 million

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “In the first quarter of 2020, we increased new orders by approximately 36% year over year, maintained a solid level of backlog, generated strong cash flow and paid down approximately $5.2 million of long-term debt, notwithstanding challenges created by the COVID-19 pandemic.  Commencing in the first quarter and continuing into the second quarter, the industry has experienced RFP delays, pushing back the award of new business opportunities that we are bidding on. While our results may be depressed near-term due to COVID-19 impact, nuclear facilities operate 24-7, and we believe that pent-up industry demand for our services will be released. Our NITC segment is well positioned to win significant training and consulting business in the pipeline and our Performance segment continues to win a steady flow of fundamental engineering and simulation projects.  In this environment, we remain focused on growing GSE organically, containing costs, generating cash flow and deleveraging our balance sheet.”

Q1 2020 RESULTS

Q1 2020 revenue of $17.7 million decreased by $4.5 million from $22.2 million in Q1 2019.

(in thousands)	Three months ended
Revenue:	March 31, 2020	March 31, 2019
	(unaudited)	(unaudited)
Performance Improvement Solutions	$9,711	$12,190
Nuclear Industry Training and Consulting	7,994	10,004
Total Revenue	$17,705	$22,194

Performance revenue decreased to $9.7 million in Q1 2020 from $12.2 million in Q1 2019. The change was mainly driven by a decrease of $2.2 million due to major project completions in the first quarter of 2019. The Company recorded total Performance orders of $5.3 million and $4.6 million for Q1 2020 and Q1 2019, respectively.
NITC revenue decreased to $8.0 million in Q1 2020 from $10.0 million in Q1 2019. The decrease in revenue was largely due to lower staffing needs during the quarter, particularly attributed to lower demand for staff augmentation support from two major customers. NITC orders totaled $14.3 million and $9.8 million for Q1 2020 and Q1 2019, respectively.

Q1 2020 gross profit was $4.1 million or 23.2% of revenue, compared to $4.7 million or 21.3% of revenue, in Q1 2019.

(unaudited and in thousands)	Three months ended
Gross Profit:	2020	%	2019	%
	(unaudited)		(unaudited)
Performance	$3,028	31.2%	$3,699	30.3%
NITC	1,087	13.6%	1,037	10.4%
Consolidated Gross Profit	$4,115	23.2%	$4,736	21.3%

The decrease in our gross profit of $621 thousand was primarily driven by decreased gross profit margins in our Performance segment, due to completion of higher margin projects in our True North and DP Engineering subsidiaries during fiscal 2019.

Selling, general and administrative expenses in Q1 2020 totaled $4.9 million or 27.9% of revenue, compared to $4.4 million or 19.9% of revenue, in Q1 2019. The decrease in SG&A during the three months ended March 31, 2020 over the prior fiscal year relates to a reduction of $600 thousand in acquisition costs paid during the three months ended March 31, 2019 and the change in fair value consideration related to the DP Engineering impairment of ($1.2) million.

Net loss for Q1 2020 totaled $(6.3) million or $(0.31) per basic and diluted share, compared to $(4.3) million or $(0.22) per basic and diluted share, in Q1 2019.
Adjusted net loss1 totaled $(0.9) million, or $(0.04) per diluted share in Q1 2020, compared to adjusted net income of  $0.5 million, or $0.02 per diluted share, in Q1 2019.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q1 2020 was approximately $(5.3) million, compared to $(5.1) million in Q1 2019.

Adjusted EBITDA1 totaled $(0.6) million in Q1 2020, compared to $0.2 million in Q1 2019.

BACKLOG AND CASH POSITION
Backlog at March 31, 2020 was $54.0 million, compared to $52.7 million at December 31, 2019. Backlog at March 31, 2020 included $32.2 million of Performance backlog and $21.8 million of NITC backlog. Performance backlog decreased by $5.0 million primarily due to 2019 backlog that was converted to revenues during 2020 and has only been partially replaced by new orders. This was offset by an increase in NITC backlog of $6.3 million due primarily to an increase in orders and delay in starting projects due to the COVID-19 pandemic.

Our cash position was $11.4 million at March 31, 2020, compared to $11.7 million at December 31, 2019.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q1 2020 results as well as other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/36552/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available at the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/36552/indexl.html or at www.gses.com for a longer period.

ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that enable customers to achieve the performance they envision. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is a proven solution provider, with more than four decades of industry experience and more than 1,100 installations serving hundreds of customers in over 50 countries spanning the globe. www.gses.com

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended
	March 31, 2020	March 31, 2019
	(unaudited)	(unaudited)
Revenue	$17,705	$22,194
Cost of revenue	13,590	17,458
Gross profit	4,115	4,736

Selling, general and administrative	4,948	4,423
Research and development	210	240
Restructuring charges	10	-
Loss on impairment	4,302	5,464
Depreciation	108	91
Amortization of definite-lived intangible assets	670	570
Total operating expenses	10,248	10,788

Operating loss	(6,133)	(6,052)

Interest (expense) income, net	(241)	(208)
(Loss) gain on derivative instruments, net	(43)	93
Other income (expense), net	29	22

Loss before income taxes	(6,388)	(6,145)

Benefit from income taxes	(130)	(1,848)

Net loss	$(6,258)	$(4,297)

Net loss per common share - basic and diluted	(0.31)	(0.22)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	20,342,933	19,950,746

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)
	(unaudited)	(audited)
	March 31, 2020	December 31, 2019

Cash and cash equivalents	$11,360	$11,691
Current assets	26,828	30,778
Total assets	$49,252	$58,509

Current liabilities	$31,745	$34,434
Long-term liabilities	3,736	3,956
Stockholders' equity	$13,771	$20,119

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
References to “EBITDA” mean net income (loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact on our (loss) of any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, and acquisition-related expense. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three months ended
	March 31, 2020	March 31, 2019
(in thousands)	(unaudited)	(unaudited)
Net loss	$(6,258)	$(4,297)
Interest expense	241	208
Benefit from income taxes	(130)	(1,848)
Depreciation and amortization	853	790
EBITDA	(5,294)	(5,147)
Impairment of intangible assets	4,302	5,464
Impact of the change in fair value of contingent consideration	-	(1,200)
Restructuring charges	10	-
Stock-based compensation expense	141	597
Impact of the change in fair value of derivative instruments	43	(93)
Acquisition-related expense	181	628
Adjusted EBITDA	$(617)	$249

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
References to Adjusted net income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets related to acquisitions, and the income tax expense impact of any such adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three months ended
	March 31, 2020	March 31, 2019
(in thousands)	(unaudited)	(unaudited)
Net loss	$(6,258)	$(4,297)
Impairment of intangible assets	4,302	5,464
Impact of the change in fair value of contingent consideration	-	(1,200)
Restructuring charges	10	-
Stock-based compensation expense	141	597
Impact of the change in fair value of derivative instruments	43	(93)
Acquisition-related expense	181	628
Amortization of intangible assets related to acquisitions	670	570
Income tax impact of adjustments	-	(1,165)
Adjusted net (loss) income	$(911)	$504

Diluted loss per common share	$(0.31)	$(0.22)

Adjusted (loss) earnings per common share – Diluted	$(0.04)	$0.02

Weighted average shares outstanding – Diluted(a)	20,342,933	20,188,580

(a) During the three months ended March 31, 2020, the Company reported both a GAAP net loss and adjusted net loss and a GAAP net loss and adjusted net income during the three months ended March 31, 2019. Accordingly, there were 59,421 and 237,834 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation that were considered anti-dilutive in determining the GAAP diluted (loss)/income per common share.